Exhibit 10.20

EMPLOYMENT AND NON-COMPETE AGREEMENT

Employment and Non-Compete Agreement, dated as of November 28, 2008 (this “Agreement”), between Skullcandy, Inc., a Delaware corporation (the “Company”), and Jeremy Andrus, an individual with a principal place of residence located at 2681 S. Chadwick Street, Salt Lake City, Utah 84106 (“Executive”).

RECITALS

A. Prior to the date hereof, Executive was employed by the Company.

B. On the date hereof, the Company, Goode Skullcandy Holdings LLC (the “Investor”) and the other parties identified on the signature pages thereto, entered into a Securities Purchase and Redemption Agreement (the “Purchase Agreement”) pursuant to which, among other things, the Investor acquired capital stock of the Company, the Company issued a convertible note to the Investor and the Company may redeem shares of capital stock owned by Executive and certain other stockholders.

C. Executive acknowledges that as a material inducement to the Investor to enter into the Purchase Agreement, Executive is entering into this Agreement.

Accordingly, the parties hereby agree as follows:

I. TERMS AND CONDITIONS OF EMPLOYMENT

1.1 Employment Period; Duties and Responsibilities.

(a) Commencing on the date hereof (the “Effective Date”) and terminating on the earlier of (i) the third anniversary of the Effective Date (or any subsequent date to which the Employment Period is extended as provided below) and (ii) the date of termination of Executive’s employment pursuant to Article II (the “Employment Period”), Executive will serve as the President of the Company with such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company (the “Board”). Commencing on the third anniversary of the Effective Date and on every subsequent anniversary thereof, the Employment Period automatically will be extended for an additional one-year period, unless the Company or Executive gives written notice to the other, at least, in the case of the Company, 60 days prior to the end of the applicable Employment Period and, in the case of Executive, 90 days prior to the end of applicable Employment Period, that the Company or Executive elects not to extend the Employment Period for an additional one-year period, in which case the Employment Period will expire at the end of the applicable Employment Period then in effect.

(b) Executive will perform and undertake in good faith and to the best of his ability the customary duties and responsibilities associated with his position relative to the Company, including but not limited to managing the executive team, sales, marketing, accounting, human resources and production departments, and such other duties as may be assigned to him from time to time by the Board or a committee thereof.

(c) During the Employment Period, Executive will devote his full working time and attention during normal business hours to the business and affairs of the Company and its Subsidiaries, subject to such sick pay, personal leave and similar policies as the Board may from time to time approve for senior executives of the Company generally.

(d) Executive may serve on the boards of directors (or comparable governing body) of other legal entities during the Employment Period and participate in any capacity with any civic, educational or charitable organization or governmental entity or trade association, provided that any such service, participation or related activity (i) has been approved by the Board, (ii) does not (or would not be deemed to) violate any provisions hereof, and (iii) does not materially interfere with Executive’s duties and obligations hereunder, including but not limited to the covenants set forth in Article III hereof.

(e) Executive will be based out of the Park City, Utah office of the Company, except for travel reasonably required for Company business.

1.2 Compensation. Unless this Agreement is earlier terminated as set forth in Article II, during the Employment Period, Executive will be paid a base salary of Two Hundred Thousand and no/100 Dollars ($200,000) (“Salary”); provided that Salary will be increased on an annual basis by not less than the increase in the Consumer Price Index for Urban Consumers issued by the Department of Labor over the 12 month period ending on December 31st of the preceding calendar year. Salary will be paid in substantially equal installments at periodic intervals in accordance with the Company’s regularly scheduled payroll dates for salaried employees, but not less frequently than monthly. Except for Salary, and benefits as provided in Sections 1.3, 1.5, 1.6, 1.7 and 1.8, Executive will be entitled to no other compensation or benefits from the Company or any of its Subsidiaries for services hereunder or as a director (if applicable) of any such entity, except, if applicable, as provided in Section 2.3(d).

1.3 Participation in Employee Benefits Plans.

(a) Executive will be eligible to participate in all retirement and welfare benefit plans of the Company generally available to its senior executives, as they may be in effect from time to time. Notwithstanding anything to the contrary in this Agreement, Executive will not be entitled to receive benefits under any severance plan, program or arrangement of the Company that may be available to other employees from time to time, the rights hereunder being in lieu of any such benefits applicable to such employees of the Company.

(b) Notwithstanding anything to the contrary in this Agreement, the Company in its sole discretion reserves the right to change or terminate all practices, programs and benefits (including employee benefit plans and programs), provided that any such changes or terminations are made generally with respect to all employees or senior executives who are similarly situated to Executive and do not discriminate against Executive alone. No change or termination described in the preceding sentence will be deemed to be a breach of this Agreement.

1.4 Expense Reimbursement. Executive will be entitled to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided that Executive furnishes the Company with reasonable substantiating documentation in accordance with the Company’s reimbursement policies as approved by the Board from time to time.

1.5 Bonus. For calendar year 2008, Executive shall receive a bonus based on the gross sales of the Company, payable as follows:

Minimum Gross Sales of Company	Percentage Bonus of Executive’s Salary

$55 million	50% of Executive’s Salary

$70 million	100% of Executive’s Salary

$85 million	150% of Executive’s Salary

For calendar year 2009 and thereafter, Executive will be eligible to participate in any executive bonus plan scheduled for the Chief Executive Officer or other senior executives, if any, under terms equal to that of the Chief Executive Officer, provided, however, Executive and the Board may agree to a different incentive bonus plan which is mutually acceptable to both parties and set forth in a writing signed by Executive and the Board.

1.6 Equity Compensation. Following the Company’s good faith negotiations with Executive, and subject to approval by the Board, Executive will be granted additional Equity Stock Options equal to or greater than 1.0% of the Company’s Common Stock under the Skullcandy, Inc. 2008 Equity Incentive Plan. The shares will vest and become exercisable according to the terms and conditions of the Skullcandy, Inc. 2008 Equity Incentive Plan. In addition, Executive will be eligible to participate in any other incentive plans for which Executive may become eligible and which are offered to other similarly situated executives.

1.7 Contingent Payment. If Executive is employed at the Company at the time of the Contingent Payment described in Section 2.7 of the Purchase Agreement, Executive shall be paid an allocation under the Bonus Pool contemplated by the Management Incentive Plan (as defined in the Purchase Agreement) that is greater than or equal to the highest Bonus Pool Percentage granted to any other executive of the Company; provided, however, that Executive shall have first executed a Participation Agreement in the form attached to the Management Incentive Plan.

1.8 Vacation. Executive will be entitled to four weeks paid vacation in each calendar year. To the extent permitted by law, any unused vacation for an applicable year during the Employment Period will not carry over into the next calendar year and will be cancelled.

II. TERMINATION OF EMPLOYMENT

2.1 Termination by the Company for Cause.

(a) The Company may terminate Executive’s employment hereunder for Cause upon written notice given in accordance with this Agreement. “Cause” means:

(i) Any act or omission constituting a material breach by Executive of any provisions of this Agreement, provided that any breach of Article III hereof will be deemed a material breach of this Agreement;

(ii) The continuous material failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive’s Disability (as defined in Section 2.3(a))), after demand for performance is delivered by the Company that identifies in reasonable detail the specific manner in which the Company believes Executive has not performed his duties and how such performance must be cured, if, within 60 days of such demand, Executive fails to cure any such failure capable of being cured;

(iii) Any willful act or misconduct materially injurious to the Company or any Subsidiary, or any act of misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by Executive of the Company’s or any of its Subsidiary’s property;

(iv) The conviction (or plea of no contest) of Executive for any felony or the indictment (or similar formal charge) of Executive for any felony or any lesser crime involving fraud, moral turpitude, embezzlement or theft;

(v) The commission of any violation of any antifraud, sexual harassment or discrimination laws;

(vi) Alcohol or prescription or other drug abuse substantially affecting work performance; or

(vii) Material violation of any of the Company’s written policies applicable to executives or employees of the Company which results in material harm to the Company or its employees.

Any determination of Cause will be made by either (i) the majority members of the Board or (ii) the Investor, in compliance with Section 6.5(c) of the Security Holders Agreement, entered into as of the date hereof, by and among the

Investor, the Company and the other parties thereto, and, in either case, will be binding on the Company and Executive.

(b) Should Executive’s employment hereunder be terminated by the Company for Cause, Executive will be entitled only to receive any earned but unpaid Salary through the date of termination of employment, any other vested benefits in accordance with the terms of the applicable plans or arrangements and reimbursement for expenses incurred prior to the date of such termination for which Executive has not yet been reimbursed, as provided for in Section 1.4 (such payments and benefits, the “Accrued Benefits”). The Company will have no further obligations to Executive, except as provided in Section 2.3(d), if applicable.

2.2 Resignation by Executive.

(a) Executive may terminate Executive’s employment hereunder at any time without Good Reason (as defined in Section 2.3(d)) by giving the Company at least 90 days prior written notice of such termination. If such written notice is given by Executive to the Company, the Company may, if it so desires, immediately relieve Executive of some or all of Executive’s duties.

(b) Upon the termination of Executive’s employment by reason of a resignation by Executive under this Section 2.2, Executive will be entitled to receive only the Accrued Benefits. The Company will have no further obligations to Executive, except as provided in Section 2.3(d), if applicable.

2.3 Death or Disability; Termination By the Company without Cause or Termination by Executive for Good Reason.

(a) Executive’s employment will automatically terminate upon the death or Disability of Executive, without Cause by the Company upon 60 days prior written notice by the Company, or for Good Reason by Executive upon 90 days prior written notice to the Company. For purposes of this Agreement, “Disability” means Executive’s inability to perform the normal and usual duties of Executive’s position with the Company, with or without accommodation, by reason of any physical or mental impairment for more than 90 consecutive days, or 120 or more non-consecutive days, in any consecutive 12-month period as determined by a physician mutually acceptable to Executive and the Board. Any determination of Disability will be made by the Board and will be based on the decision of the physician referred to above.

(b) During any period that Executive fails to perform Executive’s duties as a result of a Disability (the “Disability Period”), Executive will continue to receive his full Salary at the rate then in effect for such period until Executive’s employment is terminated pursuant to Section 2.3(a), provided that payment so made to Executive during the Disability Period will be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under the disability benefit plans of the Company or under the Social Security disability insurance program.

(c) Upon termination of Executive’s employment by reason of death or Disability, the Company will be required to pay Executive or Executive’s estate the Accrued Benefits, provided, however, that the Accrued Benefits will be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under the disability benefit plan of the Company or under the Social Security disability insurance program.

(d) In the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in addition to the Accrued Benefits provided for in Section 2.1(b), the Company will continue to provide Executive with severance pay in the amount of Executive’s Salary at the time of termination, to be paid in accordance with the Company’s regular payroll practices for a period of three years following the date of termination (“Severance Benefits”). For purposes of this Agreement, “Good Reason” means: (i) unless previously approved by Executive, a change by the Company in the location at which Executive performs his principal duties for the Company to a location outside of the Park City, Utah metropolitan area, (ii) a failure by the Company to comply with any material provision of this Agreement which is not cured within 30 days after Executive has given written notice that identifies in reasonable detail the manner in which Executive believes that the Company has failed to comply, (iii) any reduction in the salary of Executive, (iv) a material diminution in Executive’s duties; or (v) failure of a successor to the Company to assume this Agreement.

(e) Any obligation of the Company to pay Severance Benefits as provided for in Section 2.3(d) above is conditioned upon Executive or his legal representative first delivering to the Company a release in the form customarily used by the Company for senior executives. The Company will have no obligation to provide Executive with Severance Benefits unless Executive executes and delivers an effective and unrevoked release within 45 days following the termination of employment. The Company’s obligation, if any, to provide the Severance Benefits will cease on the date on which Executive breaches or fails to comply with the provisions of Article III, provided that, notwithstanding the foregoing, Executive will continue to remain subject to the provisions of Article III.

2.4 Cooperation. After any termination or resignation of Executive’s employment hereunder, Executive will meet with the Company upon written request, at dates and times mutually agreeable to Executive and the Company, to discuss any matter involving the Company or its Subsidiaries, which involves or may involve issues of which Executive has knowledge and cooperate in the review, defense or prosecution of such matters. Executive will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its Subsidiaries. Executive will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Executive to obtain information that in any way relates to the Company or its Subsidiaries, and Executive will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. The Company will reimburse

Executive for all reasonable out-of-pocket expenses incurred in connection with performing the activities provided for in this Section 2.4, subject to receiving reasonable substantiating documentation relating to such expenses. No compensation will be paid to Executive in connection with his obligations under this Section 2.4.

III. CERTAIN COVENANTS

3.1 Non-Compete.

(a) Executive acknowledges and agrees that, as a material inducement for the Investor to enter into the Purchase Agreement, during the Employment Period and throughout the Restricted Period (as defined in Section 3.1(b)), Executive will not, directly or indirectly, anywhere in the Geographic Area (as defined in Section 3.1(c)), own, manage, control, engage in, be employed by or act as a consultant to any Person directly or indirectly engaged in, or maintain any interest in or provide or arrange financing for any Person (whether as a director, officer, agent, representative, security holder, equity owner, partner, member or otherwise) directly or indirectly engaged in, a Competing Business; provided, however, that Executive may own not more than 1% of any class of publicly traded securities of any legal entity engaged in a Competing Business. “Competing Business” means any business or organization engaged, directly or indirectly, in the design, development, ownership, manufacture, sourcing, wholesale or retail sale, operation or provision of audio services or headphones, earphones, earbuds or similar products, in each case, whether with or without microphones, whether or not or stand alone products or products integrated into another product such as helmets or audio controllers and whether or not integrated into backpacks, outerwear or apparel, or and any other planned business or activity which has been approved by the Board during the Employment Period.

(b) “Restricted Period” means:

(i) In the event of termination for Cause, resignation by Executive without Good Reason, or termination for Disability pursuant to Section 2,1, 2.2 or 2.3(a), the restrictions set forth in Section 3.1(a) will be in effect until the later of (A) three years following Executive’s termination of employment or (B) five years following Executive’s termination of Employment if the Company elects to pay Executive’s Salary in accordance with its regular payroll practices for the fourth and fifth years following Executive’s termination of employment, or

(ii) In the event of termination without Cause or resignation by Executive for Good Reason, for a period equal to the shorter of (A) five years following Executive’s termination of employment or (B) the period during which the Company continues to pay Executive’s Salary in accordance with its regular payroll practices.

(c) “Geographic Area” means anywhere in the world where the Company has or has had offices or customers.

(d) In the event that any of the provisions of this Section 3.1 are deemed by a court of law to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

3.2 Non-Solicitation. During the Employment Period and the Restricted Period, (as defined in Section 3.1(b)), Executive will not, directly or indirectly, solicit, retain, compensate, induce or in any manner encourage (a) any independent contractor, agent or business partner of the Company or any affiliate of the Company or any employee of the Company or any affiliate of the Company during the Restricted Period, to leave the employ of the Company or any affiliate of the Company or otherwise terminate his or her relationship with the Company or any affiliate of the Company or to enter into an independent contractor, agency, or business partner relationship with any business that competes with the business of the Company or withdraw in any way from any existing relationship with the Company or any affiliate of the Company, as the case may be, or (b) any manufacturer, vendor or customer of the Company or any affiliate of the Company to terminate its relationship or reduce its level of business with the Company or such affiliate of the Company, as the case may be. In addition, during the Restricted Period, Executive will not, directly or indirectly, hire any individual who was an employee of or independent contractor to the Company or any affiliate of the Company at any time within 12 months immediately preceding the date of the termination of the Employment Period.

3.3 Assignment of Inventions. Executive, on his own behalf and on behalf of Executive’s spouse, heirs and assigns, irrevocably assigns all of Executive’s rights, title and interest, including, but not limited to, all patent, copyright and trade secret rights, in and to all inventions, ideas, disclosures and improvements (whether patented or unpatented) or any other works of authorship which are or may be developed, made or conceived by Executive, either alone or jointly with others, in whole or in part, and which are not generally known to the public or recognized as standard practice, and which (a) relate to methods, services, apparatus, designs, products, processes or devices manufactured, produced, designed, purchased, marketed, distributed, sold, provided or under construction or development by the Company, its predecessors or any Subsidiary or affiliate of the Company, or (b) arise (wholly or partly) from Executive’s efforts in providing services as an employee to the Company (an “Invention”). Executive will communicate promptly and disclose to the Company, in such form as the Company from time to time requests, all information, details and data pertaining to any such Inventions, and execute and deliver to the Company such forms of transfer and assignment and such other papers and documents as the Company may reasonably request to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications. The Company will pay all costs incidental to the execution and delivery of such transfers, assignments and other documents. Executive further acknowledges and agrees that any invention made by Executive within one year following the end of the Employment Period is presumed to be the property of the Company subject to this Section 3.3, unless Executive can prove by clear and convincing evidence that such invention made no use of Proprietary Information (as defined in Section 3.7).

3.4 Works Made for Hire; Assignment of Copyrights. Executive acknowledges and agrees that copyrightable work(s) prepared by Executive, either alone or jointly with others, within the scope of his employment during the Employment Period are “works made for hire” under the United States Copyright Act (17 U.S.C. §§ 101-810) and that the Company will be considered the author and owner of such copyrightable work(s). In the event that such copyrightable work(s) are not deemed to be “works made for hire,” on behalf of Executive and Executive’s heirs and assigns, Executive hereby irrevocably assigns all of Executive’s right, title and interest in and to such copyrightable work(s) to the Company.

3.5 Assignment of Other Rights. In addition to the foregoing assignment of Inventions and copyrightable works to the Company, Executive, on his own behalf and on behalf of Executive’s spouse, heirs and assigns, hereby irrevocably transfers and assigns to the Company (a) all worldwide patents, patent applications, trademark rights, design rights, copyrights, mask works, trade secrets and other intellectual property rights in any Invention and (b) any and all Moral Rights (as defined below) that Executive may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of Executive employment hereunder. For purposes of this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent any distortion or other modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

3.6 Assistance. Executive will reasonably cooperate with and assist the Company in obtaining and enforcing patents, design rights, copyrights, mask work rights, trade secret rights and all other legal protections for the Company’s Inventions in any and all countries. Executive will execute any documents that the Company may reasonably request, in writing, for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and all other intellectual property rights and legal protections. Executive acknowledges and agrees that Executive’s obligations under this Section 3.6 will continue beyond any termination of the Employment Period; provided, however, that the Company will reimburse Executive for all reasonable out-of-pocket travel, telephone and similar expenses incurred in connection with the provision of services under this Section 3.6 promptly after Executive furnishes the Company with reasonable substantiating documentation in respect of such expenses.

3.7 Proprietary Information. Executive understands and agrees that Executive’s employment with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Executive by or on behalf of the Company or any of its affiliates that (a) relates to the business of the Company, its affiliates, its customers and suppliers, as well as other entities or individuals on whose behalf Executive or the Company has agreed or may, during the Employment Period, agree to hold information in confidence or (b) is otherwise produced or acquired by or on behalf of the Company or any of its affiliates (“Proprietary Information”). Proprietary Information includes, in addition to the information itself, all files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information (whether written, printed or otherwise reproduced or recorded), whether created by Executive or others, to which Executive has access during the Employment Period. Without limiting the foregoing, Propriety Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging during the Employment Period, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as confidential information. Proprietary Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the Employment Period. Notwithstanding the foregoing, Proprietary Information will not include information that is in or enters the public domain, other than by breach of this Agreement, prior to such disclosure by Executive.

3.8 Confidentiality.

(a) Executive agrees to keep and hold all Proprietary Information in strict confidence and trust, and agrees that Executive will not directly or indirectly use or disclose any of such Proprietary Information, except as may be necessary (i) to perform Executive’s duties as an employee of the Company for the benefit of the Company, or (ii) to comply with a court order to disclose such Proprietary Information. Executive acknowledges that Executive is aware that the unauthorized use or disclosure of Proprietary Information of the Company may be highly prejudicial to its interests, and may constitute an invasion of privacy and an improper disclosure of trade secrets. Executive agrees to return all Proprietary Information to the Company upon the termination of Executive’s employment with the Company, or any written request by the Company subsequent to such termination, without retaining any copies, notes or excerpts thereof.

(b) The Company will have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Section 3.8.

3.9 No Breach of Prior Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement will not breach any agreement with any other Person. Executive will not use in the performance of his duties under this Agreement any documents, data, information or materials, whether in tangible or intangible form, of any third Person that are not generally available to the public or have not been legally transferred to the Company.

3.10 Certain Matters Relating to Equitable Relief and Termination.

(a) Executive further acknowledges and agrees that the Company will require expeditious review by and relief from a court of equity for any violation by Executive of this Article III.

(b) Notwithstanding anything to the contrary in this Agreement, the provisions of this Article III will survive any termination or resignation of Executive’s employment under this Agreement.

3.11 Non-Disparagement. Executive will not, directly or indirectly, make any oral or written statement or publication with respect to the Company or any of its Subsidiaries or any affiliates of such party or any of their respective shareholders, directors, officers, employees or lenders which disparages or denigrates, or could reasonably be interpreted as, disparaging or denigrating, such party or its affiliates or any of their respective shareholders, directors, officers, employees or lenders.

IV. MISCELLANEOUS

4.1 Successors and Assigns.

(a) The provisions of this Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns, and Executive, the personal representative of his estate and his heirs and legatees. This Agreement and any rights and obligations of Executive hereunder may not be assigned or delegated by Executive without the Company’s prior written consent, and any such purported assignment without such consent will be null and void. Notwithstanding the foregoing, the Investor will be an intended third-party beneficiary of this Agreement for purposes of Section 2.1 and Article III and Executive agrees the Investor may enforce the provisions of Section 2.1 and Article III against Executive.

(b) No right, benefit or interest of Executive hereunder will be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence will, to the full extent permitted by law, be null, void and of no effect.

4.2 Notices.

(a) Any and all notices, demands or other communications required or permitted to be given hereunder by any party will be in writing and will be deemed to have been validly given or made to another party (i) upon receipt, when delivered personally or dispatched electronically; or (ii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such notices, demands or other communications will be:

if to the Company, to:	Skullcandy, Inc
1441 West Ute Blvd.
Suite 250
Park City, Utah 84098
	Attention:	Chief Executive Officer
	Attention:	Chairman of the Board

	Facsimile:	801-601-3735

with copies to:	Goode Partners, LLC
767 Third Avenue
22nd Floor
New York, New York 10017
	Attention:	David J. Oddi
	Facsimile:	212-317-2827

and	Jones Day
222 East 41st Street
New York, New York 10017
	Attention:	Randi C. Lesnick
	Facsimile:	212-755-7306

if to Executive to:	Jeremy Andrus
2681 S. Chadwick Street
Salt Lake City, Utah 84106

with a copy to:	Mandell Law Group
Three Embarcadero Center
6th Floor
San Francisco, California 94111
	Attention:	Ann Wicks or
Doug Mandell
	Facsimile:	415-723-7170

(b) Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

4.3 Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment and certain post-termination restrictive covenants with the Company and supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to employment, compensation, benefits, severance or any other subject matter hereof.

4.4 Arbitration.

(a) Any controversy, dispute or claim arising out of or in connection with this Agreement or breach hereof will be settled by final and binding arbitration to be conducted in Salt Lake County, Utah unless otherwise agreed to in writing by Executive and the Company pursuant to the Employment Arbitration and Mediation Procedures of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. Any disagreement as to whether a particular dispute is arbitrable under this Agreement will itself be subject to arbitration in accordance with the procedures set forth herein.

(b) The Company and Executive agree that each will bear its own costs and attorneys’ fees in any arbitration hereunder.

(c) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated or allowed under applicable law pursuant to Article III of this Agreement will be subject to arbitration.

4.5 Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company other than Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.6 Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. To the extent not otherwise provided for by Section 4.4, the Company and Executive consent to the exclusive jurisdiction of all state and federal courts located in New Castle in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of, or in connection with this Agreement.

4.7 Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

4.8 Remedies. All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

4.9 Withholding. The Company will deduct and withhold from all amounts payable to Executive under this Agreement any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.10 Section 409A. All payments to which Executive may be entitled under a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)) are intended to comply with the requirements of Section 409A, and will be interpreted in accordance therewith. Notwithstanding anything to the contrary contained in this Agreement, if the date of Executive’s termination, Executive is (a) a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code), and (b) is due any payments or benefits under this Agreement that constitute “deferred compensation” (within the meaning of Section 1.409A-1(b)(1) of the U.S. Treasury Regulations), such payment or benefit (the “Delayed Payments”) will be paid or distributed to Executive on earlier of Executive’s death or the first day of the seventh month immediately following the termination date (the “Permissible Payment Date”). On the Permissible Payment Date, all Delayed Payments will be paid to Executive in a lump sum. Any remaining payments due under this Agreement will be paid as otherwise provided in this Agreement. Neither party, individually or jointly, may accelerate or defer any deferred payment, except in compliance with Section 409A. Notwithstanding the foregoing, nothing in this Section 4.10 is intended to create any obligation by the Company to Executive should any payment under this Section 4.10 fail to satisfy Section 409A.

4.11 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to Sections or Articles are to be Sections or Articles of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” (v) all reference to $ or dollar amounts will be to lawful currency of the United States and (vi) to the extent the term “day” or “days” is used, it will mean calendar days.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c) For purposes of this Agreement, the term (i) “Subsidiary” means any Person whose financial condition and results of operations are required to be consolidated with those of the first Person in preparing financial statements in accordance with generally accepted accounting principles and (ii) “Person” means an individual or legal entity, including any governmental entity or authority.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.13 Disclosure. Neither party will make any public announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other party, which consent may be granted or withheld in such other party’s sole discretion; provided, however, that either party may disclose the existence and terms of this Agreement to its legal, tax and financial advisors and to any prospective employer so long as such party informs any such advisor or employer of such party’s duties and obligations under this Section 4.13 and Article III.

4.14 Attorneys Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs authorized by statute which are incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

[Signature Page Follows]

The parties have executed this Agreement as of the day and year written above.

SKULLCANDY, INC.

By:	/s/ Richard Alden
	Name:	Richard Alden
	Title:	CEO

EXECUTIVE

/s/ Jeremy Andrus

Jeremy Andrus

[Signature Page to Employment Agreement]